EXHIBIT 10.5

ECOSPHERE TECHNOLOGIES, INC.

3515 S.E. Lionel Terrace

Stuart, FL 34997

June 6, 2016

To:___________ ______________ ______________

Re:

Extension of Due Date of Convertible Notes and Amendment of Warrants.

Dear ________:

Thank you for your willingness to accommodate Ecosphere Technologies, Inc. (“Ecosphere”) by agreeing to extend the due date of your Convertible Notes in exchange for amendments to your Warrants.

You agree that the due date of your Convertible Notes shall be extended from December 15, 2016 through and including December 15, 2017.  Following the execution of this letter agreement, you will deliver to our attorneys, Nason Yeager Gerson White & Lioce, P.A., your original Convertible Notes and that firm will deliver to you the new Notes in replacement.

In addition, we have agreed to reduce the exercise price of your outstanding Warrants from $0.115 per share to $0.045 per share, and you agree that at any time that there is an effective registration statement on Form S-1 or other appropriate form, you will exercise the Warrants for cash rather than on a cashless basis.  At all other times you will be entitled to exercise the Warrants on a cashless basis as you currently can.  Upon your execution of this agreement, please deliver your original Warrants to Nason Yeager and that firm will deliver the replacement Warrants to you.

As further consideration for reducing the exercise price from $0.115 to $0.045 per share, each of you agrees that you will limit your sales of Ecosphere common stock issuable upon exercise of the Warrants to an amount that does not exceed an aggregate of 20% of the prior trading day’s reported volume. The formula for each warrantholder’s daily sales is attached as Exhibit A.  In order to permit Ecosphere to monitor your compliance with this term, each of you agrees that any selling broker-dealer will provide written assurances or trade confirmations to Ecosphere and or its attorneys, so that it may verify your compliance.

The Company agrees that notwithstanding the aggregation of each of the four of you together for purposes of limiting the daily number of shares that can be sold, it understands you are not acting as a “group” within the meaning of Section 13(d) of the Securities Exchange Act and rules thereunder including Rule 13d-3. Further, the Company shall never use this agreement or Exhibit A to argue any party to this agreement is part of a “group.”

Please execute a copy of this letter agreement in the place indicated below and return to us.

Sincerely yours,

Dennis McGuire,
Chief Executive Officer

cc:

Michael D. Harris, Esq.

I hereby agree to the foregoing:

_____________________________

By:

Title:

EXHIBIT A

D = (A*B) * 20%

   C

Where:

A   = Number of Warrants issued to an investor;

B = Trading Volume for the day prior to the date of Exercise;

C = The aggregate number of Warrants issued to all four investors; and

D = Number of Shares that can be sold that day.